UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(RULE 14c-101)

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Securities Exchange Act of 1934

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SECURIAN FUNDS TRUST

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SECURIAN FUNDS TRUST

SFT INTERNATIONAL BOND FUND

400 ROBERT STREET NORTH

ST. PAUL, MINNESOTA 55101-2098

June 21, 2021

Dear Beneficial Owner:

The enclosed information statement contains important information about a new sub-advisory agreement between Securian Asset Management, Inc. (the “Adviser”) and Brandywine Global Investment Management, LLC (“Brandywine”) with respect to the SFT International Bond Fund (the “Fund”), a series of Securian Funds Trust (the “Trust”). On March 31, 2021, the Board of Trustees of the Trust voted to replace Franklin Advisers, Inc. as sub-adviser to the Fund with Brandywine, effective on or about May 1, 2021. The Board of Trustees of the Trust (the “Board”) took this action upon the recommendation of the Adviser. The Adviser’s recommendation was based on several factors, including: Brandywine’s portfolio management experience; Brandywine’s strong performance track record; and a reduction in the sub-advisory fee.

The Board took this action pursuant to an exemptive order received by the Trust and the Adviser from the U.S. Securities and Exchange Commission that permits the Board generally to approve a change in the Fund’s sub-adviser, upon recommendation of the Adviser, without shareholder approval.

As the owner of a variable life insurance or variable annuity contract, you are an indirect participant in the Fund. Accordingly, we are providing you with the attached information statement to inform you of the changes to the Fund. We are not asking you for a proxy and you are requested not to send us a proxy.

Sincerely,

David M. Kuplic
President

SECURIAN FUNDS TRUST

SFT INTERNATIONAL BOND FUND

400 ROBERT STREET NORTH

ST. PAUL, MINNESOTA 55101-2098

INFORMATION STATEMENT

INTRODUCTION

This information statement is being provided to you on behalf of the Board of Trustees (the “Board”) of Securian Funds Trust (the “Trust”) by Minnesota Life Insurance Company (“Minnesota Life”) and Securian Life Insurance Company (“Securian Life”, and collectively with Minnesota Life, the “Minnesota Life Companies”). The SFT International Bond Fund (the “Fund”) issues and sells its shares to the separate accounts of the Minnesota Life Companies. The separate accounts hold shares of mutual funds, including the Fund, which fund benefits under variable annuity contracts or variable life insurance contracts (the “Variable Contracts”) issued by the Minnesota Life Companies. You are receiving this information statement because, as the owner of a Variable Contract, you are an indirect participant in the Fund.

At a special meeting held on March 31, 2021, the Board considered a recommendation by Securian Asset Management, Inc. (the “Adviser”), the investment adviser to the Fund, to approve a new sub-advisory agreement (the “Brandywine Agreement”) between the Adviser and Brandywine Global Investment Management, LLC (“Brandywine”) whereby Brandywine would replace Franklin Advisers, Inc. (“Franklin”) as sub-adviser to the Fund. On March 31, 2021, the Board voted unanimously to approve the Brandywine Agreement, effective on or about May 1, 2021, after reviewing materials furnished by the Adviser and by Brandywine pertaining to Brandywine and the Brandywine Agreement.

The Board approved the Brandywine Agreement without shareholder approval pursuant to an exemptive order received by the Trust and the Adviser from the U.S. Securities and Exchange Commission (“SEC”). The exemptive order permits the Board, upon recommendation of the Adviser, to hire new sub-advisers and to make certain other changes to existing sub-advisory agreements without shareholder approval. Pursuant to the terms of the exemptive order, this information statement is being provided to owners of certain Variable Contracts who, by virtue of their ownership of the Variable Contracts, beneficially owned shares of the Fund at the close of business on June 15, 2021. This information statement describes the circumstances surrounding the Board’s approval of the Brandywine Agreement and provides you with an overview of the terms of the Brandywine Agreement. This information statement is being first sent to Variable Contract owners on or about [DATE]. You do not need to take any action; this statement is provided for information only.

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BACKGROUND INFORMATION

Securian Funds Trust

The Trust is a Delaware statutory trust, organized on July 8, 2011. Each fund in the Trust operates as a no-load, open-end management investment company. The Trust is a series fund, which means that it has several different portfolios. On May 1, 2012, the Trust adopted and amended the registration statement of Advantus Series Fund, Inc. (the “Series Fund”) as filed with the SEC, pursuant to an Agreement and Plan of Reorganization (the “Reorganization Agreement”) approved by both the Board of Directors of the Series Fund and the Board of the Trust on July 28, 2011 and approved by the majority of the shareholders of each Portfolio of the Series Fund on October 21, 2011. Pursuant to the Plan of Reorganization, each Portfolio of the Series Fund was reorganized into a separate fund of the Trust, effective as of May 1, 2012.

Currently, shares of the Trust, including shares of the Fund, are sold to the separate accounts of Minnesota Life and Securian Life, both of which are Minnesota corporations. The separate accounts, which are the owners of the shares of the Trust, invest in the shares of the Fund in accordance with instructions received from the owners of the Variable Contracts issued by the Minnesota Life Companies. Minnesota Life and Securian Life, a subsidiary of Minnesota Life, through their separate accounts which fund the Variable Contracts, owned one hundred percent (100%) of the shares outstanding of the Fund as of June 15, 2021. Minnesota Life is a controlling person of the Fund and the Trust, and through its ownership of shares of the funds in the Trust, may elect all the Trustees of the Trust and approve other Trust and Fund actions. The address for the Minnesota Life Companies is 400 Robert Street North, St. Paul, Minnesota 55101-2098.

Securian Asset Management, Inc.

The investment adviser for the Fund is Securian Asset Management, Inc. The Adviser, or its predecessor, Advantus Capital Management, Inc., has been the investment adviser and manager of the Fund since May 1, 1997. The Adviser acts as such pursuant to the Investment Advisory Agreement (defined below), which is periodically considered for approval by the Board or shareholders of the Fund. The address of the Adviser is 400 Robert Street North, St. Paul, Minnesota 55101-2098.

The Adviser was incorporated in Minnesota on June 3, 1994, and is an affiliate of the Minnesota Life Companies. All of the shares of the voting stock of Minnesota Life are owned by a second tier intermediate stock holding company named Securian Financial Group, Inc. (“SFG”), which in turn is a wholly owned subsidiary of a first-tier intermediate stock holding company named Securian Holding Company, which in turn is a wholly owned subsidiary of the ultimate parent, Minnesota Mutual Companies, Inc. The Adviser is also a wholly-owned subsidiary of SFG.

The Adviser acts as investment adviser and manager of the Fund under an investment advisory agreement by and between the Adviser and the Trust, dated May 1, 2012 (the “Investment Advisory Agreement”). The Investment Advisory Agreement was last approved by the Board (including a majority of the Trustees who are not parties to the contract, or interested persons of any such party) on January 28, 2021.

The Investment Advisory Agreement terminates automatically in the event of assignment. In addition, the Investment Advisory Agreement is terminable at any time, without penalty, by the Board or by vote of a majority of the Fund’s outstanding voting securities on sixty (60) days’ written notice to the Adviser, and by the Adviser on sixty (60) days’ written notice to the Fund. Unless sooner terminated, the Investment Advisory Agreement shall continue in effect only so long as such continuance is specifically approved at least annually either by the Board or by a vote of a majority of the outstanding voting securities, provided that in either event, such continuance is also approved by the vote of a majority of the directors who are not interested persons of any party to the Investment Advisory Agreement, cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval of any continuance of the Investment Advisory Agreement shall be effective with respect to the Fund if a majority of the outstanding voting securities of the Fund votes to approve such continuance, notwithstanding that such continuance may not have been approved by a majority of the outstanding voting securities of the Fund.

The Trust and the Adviser have obtained an exemptive order from the SEC which permits the Adviser to employ a “manager of managers” strategy in connection with its management of the Fund. The exemptive order permits the Adviser, subject to certain conditions, to select new investment sub-advisers with the approval of the Board, but without obtaining shareholder approval. The order also permits the Adviser to change the terms of agreements with the investment sub-advisers or continue the employment of an investment sub-adviser after an event which would otherwise cause the automatic termination of services (such as a change in control of the sub-adviser). Shareholders are notified of any investment sub-adviser changes. Shareholders have the right to terminate arrangements with an investment sub-adviser by vote of a majority of the outstanding shares of a fund. The Adviser has the ultimate responsibility for the investment performance of each Fund employing investment sub-advisers due to its responsibility to oversee the investment sub-advisers and recommend their hiring, termination and replacement.

Principal Underwriter and Administrator

The principal underwriter for the Trust and the Fund is Securian Financial Services, Inc. (“Securian Financial”), an affiliate of the Adviser. During the most recent fiscal year ended December 31, 2020, the Fund paid Securian Financial $226,596 for distribution services provided to the Fund in accordance with the Trust’s plan of distribution. Securian Financial will continue to provide these distribution services to the Fund.

SFG serves as administrative services agent to the Trust and the Fund. Administrative services provided to the Trust and the Fund by SFG include accounting oversight, financial reporting, legal and other administrative services. During the most recent fiscal year ended December 31, 2020, the Fund paid $77,900 for administrative services provided to the Fund. SFG will continue to provide these administrative services to the Fund.

The address of both Securian Financial and SFG is 400 Robert Street North, St. Paul, Minnesota 55101-2098.

Investment Sub-Adviser

Replacement of Franklin with Brandywine

At a special meeting held on March 31, 2021, the Adviser recommended that the Board approve the Brandywine Agreement so that Brandywine would replace Franklin as the sub-adviser for the Fund. At the March 31st meeting, the Board, including a majority of the Trustees who are not “interested persons” of the Trust within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), approved the Brandywine Agreement to be effective on or about May 1, 2021. The prior sub-advisory agreement with Franklin was dated May 1, 2012 (the “Franklin Agreement”). Pursuant to the “manager of managers” exemptive order received by the Fund and the Adviser, neither the Franklin Agreement nor the Brandywine Agreement have been or will be submitted to a vote of security holders.

Brandywine Global Investment Management, LLC

Brandywine is located at 1735 Market Street, 18th Floor, Philadelphia, PA 19103. Brandywine, a wholly owned subsidiary of Franklin Resources, Inc., manages over $65 billion in assets as of December 31, 2020.

Executive Officers and Directors of Brandywine

NAME	TITLE
Mark P. Glassman	Chief Administrative Officer
Christopher D. Marzullo	General Counsel and Chief Compliance Officer
David F. Hoffman	Elected Manager – Senior Managing Director
Adam B. Spector	Elected Manager – Managing Partner
Henry F. Otto	Elected Manager – Senior Managing Director
Steven M. Tonkovich	Senior Managing Director
Patrick S. Kaser	Senior Managing Director
Jed A. Plafker	Elected Manager
Matthew Nicholls	Elected Manager

David Hoffman, CFA, Jack P. McIntyre, CFA, Anujeet Sareen, CFA, Brian Kloss, JD, CPA, and Tracy Chen, CFA, CAIA serve as the Fund’s primary portfolio managers.

Brandywine currently serves as investment adviser or sub-adviser for the following funds, which are registered with the SEC under the 1940 Act, that have main investment strategies substantially similar to those of the Fund:

Fund Name	Account Type	Market Value ($ Million)	Adviser/ Sub-Adviser	Advisory Fee Schedule:
				Asset Level	($ Mil)	Rate
Other 40-Act Funds Sub-advised by Brandywine
BrandywineGLOBAL-Global Opportunities Bond Fund-USD Hedged	40-Act Mutual Fund	$426.99[1]	Legg Mason Partners Fund Advisor, LLC (“LMPFA”)[2] Brandywine	All Assets	All Assets	0.50%

1 Market Value as of March 31, 2021.

2 As of July 31, 2020, LMPFA and Brandywine are indirect, wholly-owned subsidiaries of Franklin Resources, Inc.

INVESTMENT SUB-ADVISORY AGREEMENT

Information Concerning the Brandywine Agreement

The Brandywine Agreement is substantially similar in all material respects to the Franklin Agreement, except for:

•	A change in the effective date (the Franklin Agreement was effective May 1, 2012; the Brandywine Agreement became effective May 1, 2021);

•	The Brandywine Agreement contains certain provisions regarding operational assistance that Brandywine agreed to provide; and

•

A change in the annual fee, as applied to the average daily value of the net assets of the Fund. The Franklin Agreement provided that Franklin would receive a fee of thirty-seven (37) basis points (0.37%) for all assets of the Fund. The Brandywine Agreement provides that Brandywine will receive a fee of thirty (30) basis points (0.30%) for all assets of the Fund. Under both agreements such fees are paid by the Adviser.

The Brandywine Agreement requires Brandywine to perform substantially the same services as those provided by Franklin under the Franklin Agreement. Accordingly, the Fund will receive under the Brandywine Agreement sub-advisory services from Brandywine that are substantially similar to those it received from Franklin under the Franklin Agreement.

The Brandywine Agreement provides that, within the framework of the investment objectives, policies and restrictions of the Fund and applicable law, and subject to the supervision of the Adviser and the Board, Brandywine is granted discretion to formulate and implement an overall program for managing the investment of the assets of the Fund and to take such steps as are necessary to implement the investment program by purchase and sale of securities.

The Brandywine Agreement requires the Adviser to arrange with the Fund’s custodian to have at least one (1) short-term investment fund available which Brandywine agrees to use for short-term investment of cash, subject to limitations under the 1940 Act. Under the Brandywine Agreement, Brandywine is responsible for the management of cash, and Brandywine is required to manage cash in full compliance with any applicable restrictions, including limitations under the 1940 Act.

The Brandywine Agreement states that the Adviser may, on occasion, enter into agreements for directed brokerage with certain brokers, and Brandywine agrees to follow the Adviser’s direction regarding such directed brokerage. Otherwise, the Brandywine Agreement provides that, in placing orders or directing the placement of orders for the execution of portfolio transactions, Brandywine is authorized to select brokers and dealers for the execution of the Fund’s transactions. In selecting such brokers or dealers, Brandywine is authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance Brandywine’s investment research and portfolio management capability generally. Brandywine also may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if Brandywine determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services provided by such broker, viewed in terms either of the Fund or Brandywine’s overall responsibilities to Brandywine’s discretionary accounts.

Brandywine is required to provide reports to the Adviser or the Board concerning the investment activity and portfolio composition of the Fund in such form and at such intervals as the Adviser or the Board may from time to time reasonably request. The Brandywine Agreement requires Brandywine to use the same skill and care in providing services to the Fund as it uses in providing services to other fiduciary accounts for which it has investment responsibility.

The Brandywine Agreement allows Brandywine, to the extent permitted by applicable law, and subject to certain conditions, to aggregate the purchase or sale of securities in order to obtain the best execution or lower brokerage commissions and to allocate the securities so purchased or sold, as well as the expenses incurred in the transaction, in the manner Brandywine considers to be the most equitable and consistent with its fiduciary obligations to the Fund and its other customers.

The Brandywine Agreement requires Brandywine to pay all of its own expenses incurred in connection with its activities under the Agreement; however, all brokerage and custodial expenses relating to the operation of the Fund are to be borne by the Fund.

On March 31, 2021, the Brandywine Agreement was approved by the Board, including a majority of the Trustees who are not “interested persons” within the meaning of the 1940 Act, by a vote cast virtually pursuant to SEC exemptive relief at a meeting called for the purposes of voting such approval. The Brandywine Agreement provides for an initial term of two (2) years from the effective date of the agreement, which is May 1, 2021. The agreement is then renewed for successive annual terms, provided that such continuance is specifically approved at least annually by a vote of the holders of the majority of the outstanding voting securities of the Fund or by a vote of the majority of the Board, and provided further that in either event the continuance is also approved by a majority of the Trustees who are not “interested persons” within the meaning of the 1940 Act, by vote cast at a meeting called for the purpose of voting on such approval.

The Brandywine Agreement may be terminated at any time without payment of penalty by the Board or by a vote of a majority of the outstanding voting securities of the Fund on sixty days’ prior written notice to Brandywine, or by the Adviser or Brandywine upon sixty (60) days’ prior written notice to the other. The Brandywine Agreement terminates automatically in the event of its assignment or upon any termination of the Investment Advisory Agreement between the Fund and the Adviser. The Brandywine Agreement may be modified only by mutual written agreement by the parties thereto.

The Brandywine Agreement generally provides that Brandywine and its officers, directors, employees or agents are not subject to liability for acts or omissions as sub-adviser to the Fund, except for losses resulting from willful misfeasance, bad faith, or gross negligence. Notwithstanding the foregoing, if a higher standard of care is imposed by applicable law, such standard will apply under the Brandywine Agreement.

The Brandywine Agreement provides that for the services rendered, the facilities furnished, and the expenses assumed by Brandywine, the Adviser (out of its fees received from the Fund, in accordance with the terms of the Investment Advisory Agreement between the Adviser and the Fund) will pay Brandywine a sub-advisory fee equal, on an annual basis, to 0.30% of the Fund’s average daily net assets. The sub-advisory fee is accrued daily and paid to Brandywine quarterly.

Advisory and Sub-Advisory Fees

For the fiscal year ended December 31, 2020, the Fund paid the Adviser $552,160 for advisory services to the Fund.

For the fiscal year ended December 31, 2020, the Adviser (out of its fees received from the Fund) paid Franklin $340,403 for sub-advisory services to the Fund. If the Brandywine Agreement had been in effect during the same period, the Adviser (out of its fees received from the Fund) would have paid Brandywine approximately $276,002 for sub-advisory services to the Fund. This amount would have been approximately eighty-one percent (81%) of the amount received by Franklin for the same period.

Investment Process

There are no material changes to the Fund’s investment objective, portfolio selection process or principal investment strategies in connection with the Brandywine Agreement. The Fund’s investment objective remains to maximize current income, consistent with the protection of principal. The Brandywine Global Opportunistic Fixed Income – USD Hedged team replaced the Franklin Templeton Global Bond Team and the updated principal investment strategies for the Fund are summarized here.

Under normal market conditions, the Fund will invest at least eighty percent (80%) of its net assets in fixed income securities of issuers located in developed market countries. Any country that, at the time of purchase, has a sovereign debt rating of A- or better from at least one nationally recognized statistical ratings organization (“NRSRO”) or is included in the FTSE World Government Bond Index will be considered a developed country. In addition, under normal market conditions, the Fund will maintain at least eighty percent (80%) of its net assets in U.S. dollar currency exposure. The Fund will invest in both investment grade and below investment grade fixed income securities, and intends to invest less than thirty-five percent (35%) of its net assets in below investment grade fixed income securities (commonly known as “high yield debt” or “junk bonds”). The portfolio managers intend to maintain an average weighted portfolio quality of A- or better, whether composed of rated securities or unrated securities deemed by the portfolio managers to be of comparable quality. The Fund’s investments may include securities of sovereign governments and supranational organizations. The Fund may invest up to twenty-five (25%) of its net assets in convertible debt securities.

The Fund may purchase bonds issued in foreign currencies as well as U.S. dollar-denominated bonds. Under normal market conditions, the Fund’s foreign currency exposure will be primarily hedged back to U.S. dollars through the use of currency forwards or other derivative contracts so that the Fund’s portfolio will maintain at least eighty percent (80%) exposure to the U.S. dollar. While the Fund will maintain at least eighty percent

(80%) of its net assets in U.S. dollar currency exposure under normal market conditions, it may also invest in currency forwards or other derivative contracts to gain long or short exposure to foreign currencies in an effort to enhance returns.

The Fund may invest in other derivative instruments, including bond futures, interest rate futures, swaps (including interest rate and total return swaps), credit default swaps (including buying and selling credit default swaps), and options. The Fund may use these derivatives to enhance total return, to hedge against fluctuations in securities prices, interest rates or currency exchange rates, to change the effective duration of its portfolio, to manage certain investment risks and/or as a substitute for the purchase or sale of securities or currencies. These investments may be significant at times. Although the portfolio managers have the flexibility to use these instruments for hedging purposes (subject to the Fund’s policy to maintain at least eighty percent (80%) of its net assets in U.S. dollar currency exposure under normal market conditions) and to enhance total return, they may choose not to for a variety of reasons, even under very volatile market conditions. Derivative investments are taken into account when determining compliance with the Fund’s eighty percent (80%) investment policies.

The Fund will normally hold a portfolio of fixed income securities of issuers located in a minimum of six countries and, unless conditions are deemed to be unfavorable, will invest at least thirty percent (30%) of its assets in investments tied economically to countries outside of the United States.

Although the Fund invests primarily in issuers in developed market countries as defined above, the Fund may also invest in issuers in emerging market countries, and some of the countries that the Fund considers to be developed may still have certain economic or other characteristics that are considered developing and are similar to emerging market countries.

The Fund may invest in securities of any maturity. The weighted average effective duration of the Fund’s portfolio, including derivatives, is expected to range from one (1) to ten (10) years but for individual markets may be greater or lesser depending on the portfolio managers’ view of the prospects for lower interest rates and the potential for capital gains.

The Fund is classified as “non-diversified,” which means it may invest a larger percentage of its assets in a smaller number of issuers than a diversified fund.

Board Consideration of the Brandywine Agreement

At a special meeting held on March 31, 2021, the Board considered the Adviser’s recommendation that Brandywine replace Franklin as the sub-adviser to the Fund and unanimously approved the Brandywine Agreement. At the meeting, the Board reviewed materials furnished by the Adviser and by Brandywine pertaining to Brandywine and the Brandywine Agreement. The Board also received a presentation from Brandywine’s Global Opportunistic Fixed Income – USD Hedged team.

The Adviser, as manager of all of the funds of the Trust, is charged with researching and recommending sub-advisers for the Fund. The Adviser has adopted policies and procedures to assist it in the process of analyzing each sub-adviser with expertise in particular asset classes for purposes of making the recommendation that a specific investment adviser be selected. The Board reviews and considers the information provided by the Adviser in deciding which investment advisers to approve. The Trustees also receive frequent updates on industry and regulatory developments and best practices. After an investment adviser becomes a sub-adviser, a similarly rigorous process is instituted by the Adviser to monitor the investment performance and other responsibilities of the sub-adviser.

As part of its ongoing obligation to monitor and evaluate the performance of the Fund’s sub-adviser, the Adviser recently completed a review of Franklin’s management of the Fund. The Adviser’s review and evaluation focused primarily on the performance of the Fund.

The Board, including a majority of the independent Trustees, with the assistance of independent counsel to the independent Trustees, considered whether to approve the Brandywine Agreement in light of its experience in governing the Fund and working with the Adviser and Franklin on matters relating to the Fund. The independent Trustees are those Trustees who are not “interested persons” of the Trust or the Fund within the meaning of the 1940 Act, and are not employees of or affiliated with the Trust, Fund, the Adviser, Franklin, or Brandywine.

Prior to voting, the Board reviewed the Adviser’s recommendation that it approve the Brandywine Agreement with independent legal counsel and received from such counsel an oral summary of the legal standards for consideration of the proposed approval. In its deliberations, the Board considered all factors that the Trustees believed were relevant. The Board based its decision to approve the Brandywine Agreement on the totality of the circumstances and relevant factors, and with a view to past and future long-term considerations.

The Trustees had requested and evaluated other information, including information on Brandywine’s organization and current staffing, performance information, and information on its compliance program and practices.

The Trustees reviewed the terms of the Brandywine Agreement. In reaching their determination with respect to the approval of the Brandywine Agreement, the Trustees met in private session with independent legal counsel at which no representatives of the Adviser, Brandywine or their respective affiliates were present.

In their deliberations, the Trustees did not identify any particular information that was all-important or controlling, and each Trustee may have attributed different weights to the various factors. The Trustees evaluated all information available to them regarding the Fund.

The material factors and conclusions that formed the basis for the Trustees’ approval of the Brandywine Agreement (including the appropriateness of the fees payable to Brandywine by the Adviser thereunder) were separately discussed by the Trustees. The Trustees determined that the overall arrangements between the Fund and Brandywine, as provided in the Brandywine Agreement, are fair and reasonable in light of the services performed, expenses incurred and such other matters as the Trustees considered relevant in the exercise of their reasonable judgment.

The Board approved the termination of the Franklin Agreement and determined that the Brandywine Agreement was reasonable and in the best interests of the Fund and approved Brandywine as the Fund’s new sub-adviser, effective on or about May 1, 2021. The Board’s decision to approve the Brandywine Agreement reflects the exercise of its business judgment on whether to approve new arrangements and continue existing arrangements.

A rule adopted by the SEC under the 1940 Act requires a discussion of certain factors relating to the selection of investment advisers and sub-advisers and the approval of advisory and sub-advisory fees. The factors enumerated by the SEC in the rule are set forth below in italics followed by the Board’s conclusions regarding each factor.

The nature, extent, and quality of services proposed to be provided by Brandywine

In deciding to approve Brandywine as the Fund’s sub-adviser, the Board considered the experience and track record of Brandywine’s investment management personnel. The Board also took into account Brandywine’s investment infrastructure, as well as the risk profiles of its investment process.

In addition, the Board considered whether Brandywine is capable of competently managing the Fund; that the nature, extent, and quality of services that Brandywine proposes to provide would be at a level at least equal to the services that have been provided by Franklin; that the services contemplated by the Brandywine Agreement are substantially similar to those provided under the Franklin Agreement; that the Brandywine Agreement contains provisions generally comparable to those of other sub-advisory agreements for other mutual funds; that Brandywine was staffed with a number of experienced personnel; and that Brandywine is supported by a well-

capitalized parent company. Based upon all these matters, the Board concluded that the nature, extent and quality of services Brandywine proposes to provide would likely benefit the Fund.

Brandywine’s investment performance

The Board received information on the investment returns of Brandywine’s Global Opportunistic Fixed Income – USD Hedged team, whose strategy was proposed to be used by Brandywine as the sub-adviser to the Fund. Gross investment return information included annualized one-, three-, five-, seven-, and ten-year annualized returns and since inception annualized returns. It was noted that for each of the one-, three-, five-, seven- and ten-year annualized returns, and the annualized returns since inception (July 31, 2004), the strategy utilized by Brandywine’s Global Opportunistic Fixed Income – USD Hedged team outperformed the Bloomberg Barclays U.S. Aggregate Index.

On the basis of the information presented, the Board concluded that Brandywine’s performance in managing portfolios with strategies substantially similar to that of the Fund has been strong.

The costs of services to be provided and profits to be realized by Brandywine from its relationship with the Fund

The Board did not consider Brandywine’s profitability as it has not managed the Fund. However, the Board compared the fee schedule in the Brandywine Agreement to the fee schedule in the Franklin Agreement. The Board noted that the sub-adviser fee in the Brandywine Agreement is lower than the sub-adviser fee in the Franklin Agreement (thirty (30) basis points versus thirty-seven (37) basis points). The Board also noted that fees paid to Brandywine will be paid by the Adviser out of the fees it receives from the Fund and that the fees payable by shareholders of the Fund will not change. Based upon its review, the Board concluded that the fees proposed to be paid to Brandywine were reasonable.

The extent to which economies of scale would be realized as the Fund grows, and whether fee levels reflect these economies of scale

The Board noted that the fee schedules in the Brandywine Agreement and the Franklin Agreement do not contain “breakpoints” to reduce the fee rate based upon the size of the Fund’s assets. However, they noted that as the Fund grows, it could experience economies of scale.

Based on the foregoing factors, the Trustees concluded that approving the Brandywine Agreement was in the best interest of the Fund and its shareholders.

Brokerage Transactions

For the year ended December 31, 2020, the Fund paid no brokerage fees.

Affiliated Brokerage Commissions

During the year ended December 31, 2020, the Fund paid no commissions to any Affiliated Broker. As defined in rules under the Securities Exchange Act of 1934, an “Affiliated Broker” is a broker that is affiliated with the Trust, the Fund, the Adviser, Franklin, or Brandywine.

RECORD OF OUTSTANDING SHARES

The number of shares of the Fund outstanding at the close of business on June 15, 2021, is listed in the table below.

The officers and trustees of the Trust cannot directly own shares of the Fund, and they cannot beneficially own shares of the Fund unless they purchase Variable Contracts issued by the Minnesota Life Companies. At June 15, 2021, the officers and trustees of the Trust, as a group, beneficially owned less than one percent of the outstanding shares of the Fund, and Minnesota Life, for itself and through its separate accounts, was the only shareholder of the Fund. To the best knowledge of the Trust, no person other than Minnesota Life owned, of record or beneficially, five percent (5%) or more of the outstanding shares of the Fund as of June 15, 2021. Information as of June 15, 2021, with regard to Minnesota Life’s ownership of the Fund is provided below:

Fund	Shares Outstanding	Shares Owned by Minnesota Life	Percent of Outstanding Shares Owned by Minnesota Life
SFT International Bond Fund — Class 1 Shares				%
SFT International Bond Fund — Class 2 Shares				%

REPORTS AVAILABLE

The Fund will furnish, without charge, a copy of its most recent annual report to shareholders and its most recent semiannual report to shareholders succeeding such annual report, if available, to a Variable Contract owner upon request. Such requests should be directed to Minnesota Life Insurance Company, 400 Robert Street North, St. Paul, Minnesota 55101-2098, if made by mail, and to (800) 995-3850, if made by telephone.

SHAREHOLDER PROPOSALS

The Trust is not required to hold annual meetings of shareholders. Since the Trust does not hold regular meetings of shareholders, the anticipated date of the next meeting of shareholders cannot be provided. Any shareholder proposal that may properly be included in the proxy solicitation material for a meeting of shareholders must be received by the Trust no later than one hundred twenty (120) days prior to the date proxy statements are mailed to shareholders.